EXHIBIT 4.98

ALTALINK INVESTMENTS, L.P.

CAPITAL MARKETS PLATFORM

Series 13-1 Supplemental Indenture

Dated as of April 9, 2013

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2
1.1 Interpretation	2
1.2 Definitions	2

ARTICLE 2 TERMS OF SERIES 13-1 SENIOR BONDS	4
2.1 Terms of Series 13-1 Senior Bonds	4
2.2 Payment of Interest on Series 13-1 Senior Bonds	5
2.3 Issue of Series 13-1 Senior Bonds	5
2.4 Redemption of Series 13-1 Senior Bonds	6
2.5 Place of Redemption	6
2.6 Redemption in Part	6
2.7 Applicable Provisions	7
2.8 Negative Pledge	7

ARTICLE 3 ADDITIONAL COVENANTS	7
3.1 Use of Proceeds	7
3.2 Limitation on Additional Indebtedness	7
3.3 Limitation on Permitted Payments	7
3.4 Rating	8

ARTICLE 4 TAX COVENANTS	8
4.1 Withholding Tax	8

ARTICLE 5 OTHER MATTERS RELATING TO THE SENIOR BONDS	9
5.1 No Notice of Trusts or Equities	9
5.2 Record Date	9
5.3 Paying Agent	9
5.4 Calculation of Interest	9

ARTICLE 6 CONFIRMATION OF MASTER INDENTURE	9
6.1 Confirmation of Master Indenture	9

ARTICLE 7 ACKNOWLEDGEMENT	10
7.1 Acknowledgement	10

ARTICLE 8 ACCEPTANCE OF TRUST BY TRUSTEE	10
8.1 Acceptance of Trustee	10

ARTICLE 9 ACCOUNTING TERMS	10
9.1 Accounting Terms	10

ARTICLE 10 EXECUTION	10
10.1 Counterparts	10
10.2 Formal Date	10
10.3 Governing Law	10

ALTALINK INVESTMENTS, L.P.

SERIES 13-1 SUPPLEMENTAL INDENTURE

CAPITAL MARKETS PLATFORM SENIOR BONDS

THIS SERIES 13-1 SUPPLEMENTAL INDENTURE dated as of the 9th day of April, 2013.

BETWEEN:

ALTALINK INVESTMENT MANAGEMENT LTD., as general
partner of ALTALINK INVESTMENTS, L.P., a limited partnership created pursuant to the laws of the Province of Alberta

(hereinafter called the "Issuer")

OF THE FIRST PART

- and -

ALTALINK INVESTMENT MANAGEMENT LTD., a corporation incorporated under the laws of the Province of Alberta

(the "General Partner")

OF THE SECOND PART

- and -

BNY TRUST COMPANY OF CANADA, a trust company incorporated
under the laws of Canada and authorized to carry on the business of a trust company in all of the provinces and territories of Canada

(hereinafter called the "Trustee")

OF THE THIRD PART

WHEREAS by a trust indenture dated as of November 21, 2005 between the Issuer, the General Partner and the Trustee (the "Master Indenture") provision was made for the issuance of Senior Bonds of the Issuer in one or more Series, unlimited as to aggregate principal amount but issuable only upon the terms and subject to the conditions therein provided;

AND WHEREAS the Issuer has agreed to create and issue pursuant to the Master Indenture and this Supplemental Indenture, Senior Bonds, Series 13-1 due on June 5, 2020 (the "Series 13-1 Senior Bonds");

AND WHEREAS the Issuer wishes to apply the net proceeds of the Series 13-1 Senior Bonds in accordance with the terms of Section 3.1 hereof;

AND WHEREAS this Supplemental Indenture is executed pursuant to all necessary authorizations and resolutions of the Issuer to authorize the creation, issuance and delivery of the Series 13-1 Senior Bonds and to establish the terms, provisions and conditions thereof;

AND WHEREAS this Supplemental Indenture is hereinafter sometimes referred to as the "Series 13-1 Supplemental Indenture";

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not the Trustee.

NOW THEREFORE THIS INDENTURE WITNESSES that in consideration of the premises, the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1    Interpretation

This Series 13-1 Supplemental Indenture is supplemental to the Master Indenture and shall be read in conjunction therewith. Except only insofar as the Master Indenture may be inconsistent with the express provisions of this Series 13-1 Supplemental Indenture, in which case the terms of this Series 13-1 Supplemental Indenture shall govern and supersede those contained in the Master Indenture only to the extent of such inconsistency, this Series 13-1 Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Master Indenture and this Series 13-1 Supplemental Indenture were contained in one instrument. The expressions used in this Series 13-1 Supplemental Indenture and in the Series 13-1 Senior Bonds which are defined in the Master Indenture shall, except as otherwise provided herein, have the meanings ascribed to them in the Master Indenture. Unless otherwise stated, any reference in this Series 13-1 Supplemental Indenture to an Article, Section or Schedule shall be interpreted as a reference to the stated Article, Section of, or Schedule to, this Series 13-1 Supplemental Indenture.

1.2    Definitions

In this Series 13-1 Supplemental Indenture:

"AILP Bank Facility" means the revolving credit facility established pursuant to the AILP Credit Agreement having a maximum principal amount of $300 million;

"AILP Credit Agreement" the amended and restated credit agreement dated December 14, 2011, as subsequently amended, between the Issuer, the General Partner, Royal Bank of Canada (as lender and agent of all other lenders) and all other lenders who become parties to the AILP

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Credit Agreement, whereby the specific terms and conditions of the AILP Bank Facility are determined;

"Canada Yield Price" means the price which will provide a yield to maturity of a Series 13-1 Senior Bond equal to the average of the mid-market yields to maturity calculated by two Investment Dealers selected by the Issuer on the Business Day preceding the day on which the notice of redemption of such Series 13-1 Senior Bond is given of a Government of Canada bond if issued with the same term to maturity (calculated from the Redemption Date) plus 0.44%;

"Construction Debt" means, at any time, on a consolidated basis, Indebtedness incurred to fund the construction of any asset required by the Issuer for the Business including the costs to purchase any related equipment provided that such asset and equipment will form part of the rate base regulated by the Alberta Utilities Commission;

"Depository" means, with respect to Bonds of any Series issuable in whole or in part in the form of one or more Global Bonds, a clearing agency (registered, if required, under the securities legislation governing such Series) that is designated to act as depository for such Bonds pursuant to the provisions of the Supplemental Indenture authorizing such Series of Bonds;

"EBITDA" means at any time, on a consolidated basis, in respect of any fiscal period, the consolidated net income of the Issuer in such fiscal period excluding any amounts related to depreciation, amortization and all non-cash charges, interest, allowance for debt funds used during construction, gain or loss on sale of assets, extraordinary items, and income taxes, all determined in accordance with GAAP;

"Funded Debt" means, at any time, on a consolidated basis, the Indebtedness and any other obligations of the Issuer which are considered to constitute debt in accordance with GAAP (but excluding Construction Debt) after deducting cash and cash equivalents therefrom, including indebtedness for borrowed money, interest bearing liabilities, indebtedness secured by Purchase Money Obligations and the redemption price of any securities issued by the Issuer having attributes substantially similar to debt (such as securities which are redeemable at the option of the holder); but excluding accounts payable and other short term non-interest bearing liabilities, regulatory liabilities, asset retirement obligations, future income taxes (both current and long- term) and Subordinated Debt;

"Funded Debt Service" means, at any time, on a consolidated basis, (i) the aggregate amount of interest and other fees and expenses paid in respect of Funded Debt in respect of the immediately preceding twelve (12) month period plus, (ii) the aggregate amount of payments (except with respect to any principal portion thereof) which are scheduled to be made in respect of capital leases in the following twelve (12) month period;

"Global Series 13-1 Senior Bond" has the meaning set forth in Section 2.1 hereof;

"Interest Payment Date" has the meaning set forth in Section 2.1 hereof;

"Interest Rate" has the meaning set forth in Section 2.1 hereof;

"Paying Agent" has the meaning set forth in Section 5.3 hereof;

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"Redemption Date" means the date fixed for redemption of Series 13-1 Senior Bonds as specified in the applicable notice of redemption to the holder(s) of Series 13-1 Senior Bonds to be redeemed (or to the Depository in the case of Series 13-1 Senior Bonds represented by a Global Series 13-1 Senior Bond) pursuant to Subsection 2.4(a) or (b) as the case may be;

"Redemption Price" means:

(i)
in the case of a redemption of Series 13-1 Senior Bonds pursuant to Subsection 2.4(a) hereof, the higher of the Canada Yield Price and the principal amount of the Series 13-1 Senior Bonds to be redeemed, together, in either case, with accrued and unpaid interest to but excluding the Redemption Date; or

(ii)
in the case of a redemption of Series 13-1 Senior Bonds pursuant to Subsection 2.4(b) hereof, the principal amount of the Series 13-1 Senior Bonds to be redeemed plus accrued and unpaid interest to but excluding the Redemption Date; and

"Series 13-1 Senior Bonds" means the Series of Senior Bonds issued pursuant to the Master Indenture and this Series 13-1 Supplemental Indenture.

ARTICLE 2
TERMS OF SERIES 13-1 SENIOR BONDS

2.1    Terms of Series 13-1 Senior Bonds

The Series 13-1 Senior Bonds authorized to be issued pursuant to the Master Indenture and under this Series 13-1 Supplemental Indenture shall consist of and be limited to Cdn. $200,000,000 principal amount and shall be designated as Series 13-1 Senior Bonds due June 5, 2020 and shall be referred to herein as the "Series 13-1 Senior Bonds". The Series 13-1 Senior Bonds shall be dated as of April 9, 2013, shall mature on June 5, 2020 and shall bear interest from and including April 9, 2013 at 3.265% per annum (for the Series 13-1 Senior Bonds such rate is the "Interest Rate"), payable semi-annually on June 5 and December 5 of each year (for the Series 13-1 Senior Bonds, each such date is an "Interest Payment Date"), commencing on December 5, 2013 after as well as before maturity and after as well as before default and judgment, with interest on amounts in default at the same rate.

The Series 13-1 Senior Bonds shall be issued as a registered Senior Bond initially in the form of a Global Bond ("Global Series 13-1 Senior Bond") registered in the name of a Depository (being, initially, CDS & Co. as nominee of CDS Clearing and Depository Services Inc.) and held by that Depository in the form appended as Schedule "A'' hereto. The provisions of Article 3 of the Master Indenture shall apply to the issuance and administration of such Global Series 13-1 Senior Bond. The Series 13-1 Senior Bonds are Obligation Bonds and Senior Bonds of the Issuer and are unsecured.

If certified Series 13-1 Senior Bonds are to be registered in the name of a person other than the Depository, or its nominee, in exchange for the Global Series 13-1 Senior Bond in accordance with the terms of the Master Indenture, the Issuer shall supply the Trustee with a sufficient number of certificates substantially in the form determined by the Issuer which shall contain the

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appropriate conditions of such Series 13-1 Senior Bonds as described herein, with the signatures of two Authorized Officers printed, engraved, lithographed or otherwise mechanically reproduced thereon, to facilitate all subsequent exchanges, transfers and replacement of Series 13-1 Senior Bonds.

2.2    Payment of Interest on Series 13-1 Senior Bonds

The Issuer and the Trustee, as Paying Agent for the Series 13-1 Senior Bonds, acknowledge and agree that, in respect of any Series 13-1 Senior Bonds that are represented by a Global Series 13-1 Senior Bond, interest is payable on the Series 13-1 Senior Bonds as contemplated herein. The Issuer is responsible for ensuring that sufficient funds are available in an account with, and maintained by the Depository no later than 11:00 a.m. (Toronto time) on the Interest Payment Dates. However, the Trustee, as Paying Agent, and the Issuer acknowledge and agree that, in respect of the Series 13-1 Senior Bonds that are represented by a Global Series 13-1 Senior Bond registered in the name of a Depository and interests in the Series 13-1 Senior Bonds underlying such Global Senior Bond are represented within the Depository's system through book entry accounts of participants, the applicable interest amount is payable to the Depository and the Issuer or the Trustee, as Paying Agent, may make payment thereof by electronic funds transfer to the Depository, to such account as the Depository may direct, no later than 11:00 a.m. (Toronto Time) on the applicable Interest Payment Date, or by an alternate method of payment acceptable to the Depository, the Issuer and the Trustee (as Paying Agent), for distribution to the holders of Series 13-1 Senior Bonds underlying the Global Series 13-1 Senior Bond. If these payment methods are not available to the Issuer, and provided that the Depository has not given notification to the contrary, the Issuer or the Trustee, as Paying Agent, may make payment by cheque payable to the Depository (which may be post-dated to the applicable Interest Payment Date) and delivered to the Depository at least five Business Days prior to the applicable Interest Payment Date. The electronic transfer of funds or effecting payment by such other means, such as delivery of such cheque (in which case payment is to be made in a manner whereby the holder receives credit or such payment on the applicable Interest Payment Date), satisfies and discharges the liability for the accrued interest on the Outstanding Principal Amount of the Series 13-1 Senior Bonds represented by the Global Series 13-1 Senior Bond to the extent of the sum represented thereby unless, in the case of payment by cheque, the same is not paid on presentation. In all other cases, interest is payable on the Series 13-1 Senior Bonds in accordance with the Master Indenture. Payment of any funds by the Trustee, as Paying Agent, to the Depository or otherwise in connection with the Issuer's payment of interest, in whole or in part, on the Series 13-1 Senior Bonds is made on behalf of the Issuer.

2.3    Issue of Series 13-1 Senior Bonds

Series 13-1 Senior Bonds, or a Global Series 13-1 Senior Bond representing one or more Series 13-1 Senior Bonds, up to the aggregate principal amount of $200,000,000 shall forthwith be duly executed by the Issuer in accordance with the Master Indenture and this Series 13-1 Supplemental Indenture and delivered to the Trustee, and shall thereupon be certified by or on behalf of the Trustee and delivered to or to the order of the Issuer upon the written direction of the Issuer, without the Trustee receiving any consideration therefor, but only upon receipt by the Trustee of such written certification along with delivery of the documents referred to in the Master Indenture.

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2.4    Redemption of Series 13-1 Senior Bonds

(a)
Prior to March 5, 2020, the Series 13-1 Senior Bonds are redeemable, at the Issuer's option, in whole or in part at any time and from time to time, on not more than 60 and not less than 30 days' notice prior to the Redemption Date specified in such notice to the holder(s) of the Series 13-1 Senior Bonds to be redeemed (or to the Depository in the case of Series 13-1 Senior Bonds represented by a Global Series 13-1 Senior Bond), at the applicable Redemption Price thereof.

(b)
On or after March 5, 2020 (three months prior to the maturity date of the Series 13-1 Senior Bonds), the Series 13-1 Senior Bonds are redeemable, in whole, at the Issuer's option, at any time prior to maturity, on not more than 60 and not less than 30 days' notice prior to the Redemption Date specified in such notice to the holder(s) of the Series 13-1 Senior Bonds to be redeemed (or the Depository in the case of Series 13-1 Senior Bonds represented by a Global Series 13-1 Senior Bond), which redemption notice may be given prior to March 5, 2020, at the applicable Redemption Price thereof.

2.5    Place of Redemption

The place where the Series 13-1 Senior Bonds to be redeemed are to be surrendered for payment of the Redemption Price shall be at the principal office of the Trustee in Toronto, Ontario. However, the Trustee and the Issuer acknowledge and agree that, in respect of any of the Series 13-1 Senior Bonds that are represented by a Global Series 13-1 Senior Bond registered in the name of a Depository , and interests in the Series 13-1 Senior Bonds underlying such Global Senior Bond are represented within the Depository system through book entry accounts of participants, the applicable Redemption Price is payable to the Depository and the Issuer or the Trustee may make payment thereof by electronic funds transfer to the Depository, to such account as the Depository may direct, no later than 11:00 a.m. (Toronto Time) on the applicable Redemption Date, or by an alternate method of payment acceptable to the Depository, the Issuer and the Trustee, for distribution to the holders of Series 13-1 Senior Bonds underlying the Global Series 13-1 Senior Bond which are being redeemed. If these payment methods are not available to the Issuer, and provided that the Depository has not given notification to the contrary, the Issuer or the Trustee may make payment by cheque payable to the Depository (which may be post-dated to the applicable Redemption Date) and delivered to the Depository at least two Business Days prior to the applicable Redemption Date. The electronic transfer of funds or effecting payment by such other means, such as delivery of such cheque (in which case payment is to be made in a manner whereby the holder receives credit or such payment on the Redemption Date), satisfies and discharges the liability for the Redemption Price for those Series 13-1 Senior Bonds represented by the Global Series 13-1 Senior Bond to the extent of the sum represented thereby unless, in the case of payment by cheque, the same is not paid on presentation.

2.6    Redemption in Part

Where the Issuer has elected under Subsection 2.4(a) to redeem Series 13-1 Senior Bonds only in part, each Series 13-1 Senior Bond will be redeemed in part, pro rata, and the Issuer will issue

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new Series 13-1 Senior Bonds to the holders thereof as contemplated by Section 3.21 of the Master Indenture.

2.7    Applicable Provisions

Save as set out in this Article 2 to the contrary, the redemption of any Series 13-1 Senior Bonds under the optional redemption feature in this Supplemental Indenture shall be conducted in accordance with Sections 3.16 to 3.22 of the Master Indenture.

2.8    Negative Pledge

Save and except for Permitted Encumbrances, the Issuer will not create, assume or suffer to exist any Security Interest on any of its assets, whether now owned or hereafter acquired, unless at the same time it shall secure the Series 13-1 Senior Bonds then outstanding on a pari passu basis.

ARTICLE 3
ADDITIONAL COVENANTS

3.1    Use of Proceeds

The net proceeds of the Series 13-1 Senior Bonds shall be used by the Issuer to repay all Indebtedness outstanding under the AILP Bank Facility, to invest in additional ALP limited partnership units, and, thereafter, for working capital purposes.

3.2    Limitation on Additional Indebtedness

Notwithstanding anything in the Master Indenture to the contrary, the Issuer will not directly or indirectly, nor will it allow any Subsidiary to directly or indirectly, Guarantee, incur, issue or become liable for or in respect of any additional Indebtedness unless:

(a)	no Default or Event of Default has occurred and is continuing under the Master Indenture or any Supplemental Indenture on that date;

(b)	during the prior four (4) fiscal quarters of the Issuer, the ratio of EBITDA of the Issuer to Funded Debt Service was equal to or greater than 2.25:1.0; and

(c)	the Issuer delivers to the Trustee an Officer's Certificate certifying as to the matter in Paragraphs (a) and (b) above.

This Section 3.2 does not apply to ALP notwithstanding that it is a Subsidiary.

3.3    Limitation on Permitted Payments

Notwithstanding anything in Section 4.1 of the Master Indenture to the contrary, the Issuer will not make any Permitted Payments unless:

(a)	no Default or Event of Default has occurred and is continuing under the Master Indenture or any Supplemental Indenture on that date;

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(b)
after giving effect to the proposed Permitted Payment, the ratio of EBITDA of the Issuer calculated on a pro-forma basis for the next twelve (12) months to Funded Debt Service for such period will equal or exceed 2.5:1.0; and

(c)	the Issuer delivers to the Trustee an Officer's Certificate certifying as to the matter in Paragraphs (a) and (b) above.

3.4    Rating

The Issuer shall maintain a rating on the Series 13-1 Senior Bonds by at least one of the Rating Agencies.

ARTICLE 4
TAX COVENANTS

4.1    Withholding Tax

If the Issuer is required to make any payment to any Governmental Authority in connection with or due to the application of any withholding tax or similar tax or rate to any payment made or due to be made pursuant to this Indenture (the "Required Amount"), then the Issuer:

(a)
if it is necessary for the Issuer to identify the beneficial ownership of a Senior Bond it shall consult with such person as may be required in order to determine the beneficial ownership of the Series 13-1 Senior Bonds for the purpose of determining the appropriate rate of withholding, including the availability of any reduction in withholding pursuant to an applicable tax treaty;

(b)	may, if appropriate, deduct and withhold the Required Amount from payments made or due under this Indenture;

(c)	shall, if it deducts and withholds the Required Amount, remit the Required Amount to the relevant Governmental Authority within the time required by applicable law;

(d)
shall, if it deducts and withholds the Required Amount, promptly forward to a Senior Bondholder a certified copy of the official receipt or other documentation satisfactory to the Trustee evidencing the payment of the Required Amount to such Governmental Authority; and

(e)
shall not be responsible to increase or "gross up" any payment to any Senior Bondholder or to the Trustee on behalf of any Senior Bondholder and shall be entitled to reduce the amount of each such payment by the Required Amount, if the Issuer has deducted and withheld the Required Amount, and the payment made to any Senior Bondholder or Trustee on behalf of any Senior Bondholder shall be deemed to have been made in full.

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ARTICLE 5
OTHER MATTERS RELATING TO THE SENIOR BONDS

5.1    No Notice of Trusts or Equities

Neither the Issuer nor the Trustee nor any of their respective directors, officers or employees shall be bound to see to the execution of any trust affecting the ownership of any Series 13-1 Senior Bond or be affected by notice of any equity that may be subsisting in respect thereof.

5.2    Record Date

The record date for purposes of payment of principal, Redemption Price and interest on the Series 13-1 Senior Bonds is as of 11:00 a.m. (Toronto time) on the date that is three (3) Business Days prior to the maturity date, any Redemption Date or any Interest Payment Date, as applicable, for such Series 13-1 Senior Bonds. Principal of, Redemption Price and interest on such Series 13-1 Senior Bonds are payable to the Person registered in the register on the relevant record date as the holder of such Series 13-1 Senior Bonds. Where any of the Series 13-1 Senior Bonds are represented by a Global Series 13-1 Senior Bond registered in the name of a Depository, and interests in the Series 13-1 Senior Bonds underlying such Global Series 13-1 Senior Bond are represented within the depository system through book entry accounts of participants, the record date is intended to identify the entitlements of such participants, rather than the Depository, to the payment to be made on the ensuing payment date. The Trustee shall not be required to register any transfer or exchange of such Series 13-1 Senior Bonds during the period after any record date to the corresponding payment date.

5.3    Paying Agent

The paying agent for the Series 13-1 Senior Bonds is the Trustee at its principal office in Toronto, Ontario (the "Paying Agent").

5.4    Calculation of Interest

Whenever it is necessary to calculate any amount of interest in respect of the Series 13-1 Senior Bonds for a period of less than one (1) full year, such interest shall be calculated on the basis of the number of days in the period and a year of three hundred and sixty-five (365) days, or if such period falls entirely within a leap year, three hundred and sixty-six (366) days. The number of days in any period for which interest on Series 13-1 Senior Bonds accrues and is to be paid is counted from and including the first day in such period to but excluding the applicable Interest Payment Date, Redemption Date or date of maturity, as applicable.

ARTICLE 6
CONFIRMATION OF MASTER INDENTURE

6.1    Confirmation of Master Indenture

The Master Indenture, as supplemented to the date hereof and as further supplemented by this Supplemental Indenture, shall be and continue in full force and effect and is hereby confirmed.

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ARTICLE 7
ACKNOWLEDGEMENT

7.1    Acknowledgement

The Issuer is a limited partnership formed under the Partnership Act (Alberta), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that such limited partner has contributed or agreed to contribute to its capital and such limited partner's pro rata share of any undistributed income.

ARTICLE 8
ACCEPTANCE OF TRUST BY TRUSTEE

8.1    Acceptance of Trustee

This Trustee hereby accepts the trusts in this Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions contained herein.

ARTICLE 9
ACCOUNTING TERMS

9.1    Accounting Terms

Unless otherwise specified all accounting terms used herein shall be construed in accordance with GAAP as now or hereafter established by International Financial Reporting Standards, in each case consistently applied by the Issuer, and all financial data submitted pursuant to this Series 13-1 Supplemental Indenture shall be prepared in accordance with such principles. Notwithstanding the foregoing, the provisions of Section 1.10(a) of the Master Indenture with respect to changes in accounting principles, shall continue in full force and effect and are hereby confirmed.

ARTICLE 10
EXECUTION

10.1    Counterparts

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

10.2    Formal Date

For the purposes of convenience, this Supplemental Indenture may be referred to as bearing a formal date of April 9, 2013 irrespective of the actual date of execution hereof.

10.3    Governing Law

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

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IN WITNESS OF WHICH the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

ALTALINK INVESTMENT MANAGEMENT LTD., as general partner of ALTALINK INVESTMENTS, L.P.

Per:	/s/ Robert W. Schmidt
Name: Robert W. Schmidt
Title: Vice President, Finance

Per:	/s/ Nicolas Poplemon
Name: Nicolas Poplemon
Title: Director

ALTALINK INVESTMENT MANAGEMENT LTD.

Per:	/s/ Robert W. Schmidt
Name: Robert W. Schmidt
Title: Vice President, Finance

Per:	/s/ Nicolas Poplemon
Name: Nicolas Poplemon
Title: Director

BNY TRUST COMPANY OF CANADA

Per:	/s/ J. Steven Broude
Name: J. Steven Broude
Title: Authorized Signatory